Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-225614, 333-206110, 333-195527, 333-167762, 333-157141, and 333-143002) on Form S-3 and Registration Statements (No. 333-211736, 333-134955, and 333-105159) on Form S-8 of Shore Bancshares, Inc. of our reports dated March 15, 2019, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Shore Bancshares, Inc., which appear in this Annual Report on Form 10-K of Shore Bancshares, Inc. for the year ended December 31, 2018.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

March 15, 2019